Exhibit 99.1

JONES SODA CO. ANNOUNCES APPOINTMENT OF DAVID KNIGHT AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

David Knight Brings to Jones a Successful Track Record of Developing, Managing and Growing Dynamic and Youthful Brands

Seattle, WA – June 8, 2023 – Jones Soda Co. (OTCQB: JSDA)(CSE: JSDA) (“Jones” or the “Company”) is pleased to announce that David Knight was appointed by the Company’s board of directors (the “Board”) to serve as the Company’s President and Chief Executive Officer, effective June 23, 2023, to replace Mark Murray who announced his intention to retire on that date.

Mr. Knight has previously served as Vice President of Marketing Gatorade International for PepsiCo International, Vice President of Marketing Asia Pacific for Quaker Oats, Vice President of Internal Communications for eBay Inc., and most recently was CEO and Co-founder of SX Latin Liquors, a start-up company that developed and launched a new innovative product range of Latin spirits, and Chief Beverage Officer for CFH Ltd., where he built a beverage division from the ground up that included CBD beverages. Mr. Knight has a Bachelor of Business, Marketing from the University of New South Wales in Sydney, Australia.

“David brings to us over 37 years of global marketing, sales and corporate communications experience with some of the world’s premier food and beverage companies,” stated Paul Norman, Chairman of the Board. “The Board feels that his successful track record of growing and managing dynamic and youthful brands makes David the perfect person to lead Jones as the Company works to continue to build on the significant progress Mark Murray has made as our CEO over the past few years” continued Mr. Norman.

“As a leading craft soda manufacturer with a growing line of cannabis products, I am excited about the opportunity to lead Jones and I’m looking forward to working with the Company’s dedicated employees to continue to build value for the Company’s shareholders. I believe Jones is well-positioned for continued growth and I look forward to building on the momentum that Mark has started” stated Mr. Knight.

Mr. Knight will succeed Mark Murray, who while retiring as the Company‘s President and Chief Executive Officer, will continue to remain on the Board as a director. “I’m extremely happy with the growth the Company has experienced over the last three years and am confident that David brings the background and experience necessary to continue Jones’ organic growth and to further diversify our product offerings” stated Mr. Murray.

“On behalf of the full Board, I would like to thank Mark for his tireless service to Jones as President and CEO. He has been an integral part of Jones’ significant revenue growth over the last few years and the successful execution of the Company’s three-year strategic turnaround plan. Mark also was instrumental in the Company’s successful entry into the cannabis market with the launch of the Company’s Mary Jones brand of cannabis products. We feel that his dedication and leadership have well positioned Jones for continued growth moving forward and look forward to his continued contribution to the Company as a member of the Board” stated Mr. Norman.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a growing line of cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements in this press release may include, without limitation, the Company’s ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products; the Company’s ability to create and maintain brand name recognition and acceptance of its products and its ability to develop and launch new products and to maintain brand image and product quality. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 29, 2023 and in the other reports filed with the SEC since that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Mark Murray

President and CEO

1-206-624-3357

Investor Relations Contact

Cody Cree

Gateway Group, Inc.

1-949-574-3860

JSDA@gatewayir.com

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